THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

RGR - Q4 2011 Sturm Ruger Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 23, 2012 / 02:00PM GMT

1

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

CORPORATE PARTICIPANTS

 Michael Fifer Sturm, Ruger & Company, Inc. - President, CEO

 Kevin Reid Sturm, Ruger & Company, Inc. - General Counsel

CONFERENCE CALL PARTICIPANTS

 Scott Hamann KeyBanc Capital Markets - Analyst

 Bret Jordan Avondale Partners - Analyst

 Brian Rafn Morgan Dempsey Capital - Analyst

 Joe Rammon Wells West - Analyst

 PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2011 Sturm, Ruger earnings conference call. My name is Carissa, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today's conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I will now turn the presentation over to your host for today's conference, Mr. Michael Fifer, President and CEO. Please proceed.

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Good morning. Welcome to the Sturm, Ruger & Company year-end conference call. We would like to start with a reading of the caution on forward-looking statements by Kevin Reid, our General Counsel, and then we will give you a quick overview of 2011, including the fourth quarter, and then we can get right into your questions.

Kevin Reid  - Sturm, Ruger & Company, Inc. - General Counsel

Thanks, Mike. We want to remind everyone that statements made in the course of this presentation that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's reports on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the first, second and third quarters of 2011. Copies of these documents may be obtained through the Company, through our website at www.Ruger.com, or of course from the SEC. Furthermore, management disclaims all responsibility to update forward-looking statements. Mike.

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Thanks, Kevin. We are pleased with our financial performance in 2011. Net sales were $329 million and fully-diluted earnings were $2.09 per share compared with net sales of $255 million and fully-diluted earnings of $1.46 per share in 2010. This represents annual growth in 2011 of 29% and annual earnings growth of 42%.

For the fourth quarter of 2011, net sales were $93 million and fully-diluted earnings were $0.54 per share. For the fourth quarter of 2010, net sales were $64 million and fully-diluted earnings were $0.30 per share. This represents year-over-year sales growth for the quarter of 45% and earnings growth of 84%.

New product introductions remain a strong driver of demand and were $99 million, or 30% of sales, in 2011. As a reminder, we define new products as only those that were introduced in the past two years, and we include only major new products and not minor line extensions.

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

The major new products that were introduced and impacted results in 2011 included the LC9 pistol, the Gunsite Scout Rifle, the SR1911 pistol, the Single-Ten single-action revolver, the SR40c compact striker-fired pistol, the SP101 double-action revolver chambered in 22 Long Rifle. In addition to these products, we also launched the Ruger American Rifle and the SR22 Pistol in late December 2011.

New product development will continue to be our top priority in 2012, as we believe the single best return we can generate on our capital is investment in the development of new products. During the past five years, we have invested in new product development by doubling our engineering support staff to more than 65 people. We have also invested significant financial capital to give these talented engineers and the manufacturing plants the tools and equipment they need to bring these innovative new products to market.

In 2011, we invested $14 million out of our capital spend of $22 million in support of six new products. These included establishing new manufacturing cells or, in some cases, increasing the manufacturing capacity of certain new products to better meet the consumer demand. Our estimated aggregate cash payback on this $14 million investment is less than one year.

We are committed to provide sufficient resources for our new product development process again in 2012. Remember, almost one third of our sales in 2011 came from products introduced in the past two years. Without our significant investment in new product development and capacity expansion, this accomplishment would not have been possible.

Demand for our product line in 2011 outpaced the growth in overall industry demand as measured by the adjusted National Instant Criminal Background Check System background checks, commonly referred to as NICS checks. Estimated sell-through of our products from independent distributors to retailers in 2011 increased by approximately 20% from 2010. This is 40% greater than the 14% increase in NICS checks during the same period.

The feedback from our distributor selling shows in January and February 2012 has been positive, as orders from retailers for Ruger products at these distributor shows has been stronger than last year. This could be a positive sign for 2012, but as I said last year, sell-through of these products from retailers to consumers will be the key indicator of the firearm market strength in 2012.

In response to the significant increase in demand in 2011, we increased our unit production by 23% from 2010. This increase in production was partly enhanced by our strategy of changing production rates less frequently than we did in 2010 in a more deliberate effort to level load production throughout the year. The intention of this plan change in production volumes was to build finished goods inventory during the period when we expected lesser demand, which typically is the third quarter and the first half of the fourth quarter, so that we would have more finished goods inventory available to ship during the period when we expect greater demand, typically the end of the fourth quarter and the first quarter.

Despite our significant increase in production, our finished goods inventory decreased slightly in 2011, as the independent distributors demonstrated their confidence in the Ruger product line by increasing their inventories of Ruger products. We believe this increase in distributor inventory in the fourth quarter of 2011 better positions them to fulfill retail orders in the first half of 2012.

This is critical, because many of the retailers placed significant orders during the January and February show season. Rapid fulfillment of these orders can lead to better sell-through from the retailers to the consumers and constant reorders up through the supply chain and through to Ruger.

In June 2011, we launched the Ruger Million Gun Challenge to benefit the NRA. No firearms company, to our knowledge, has ever built and shipped 1 million firearms in one year. We set the ambitious goal of doing just that between the 2011 NRA Show in Pittsburgh and the 2012 NRA Show in St. Louis.

Three quarters of the way through the year-long challenge, our contribution to the NRA has totaled $871,000, and we feel very confident that we will hit our goal of donating at least $1 million. Because we did not want to just coast to the finish line, last month we announced that we were amending the challenge. We are now pursuing the Ruger 1.2 Million Gun Challenge to benefit the NRA.

Our balance sheet at December 31, 2011 was in very good shape. Our cash and cash equivalents totaled $81 million at the end of the year, an increase of $24 million from December 31 2010. Our current ratio was 3.0-to-1, and we have no debt.

At December 31, 2011, stockholders' equity was $137 million, which equates to a book value of $7.20 per share, of which $4.25 per share was cash and equivalents.

2011 was another great year in terms of cash flow, as $57 million of cash was generated from operations. We reinvested $22 million of that back into the Company in the form of capital expenditures. As I mentioned a few minutes ago, the lion's share of our capital investment supported our new products. Capital investment for new

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

products represented about 70% of the total capital investment we made in 2011. The remaining capital was deployed to expand capacity of certain product families, to maintain and upgrade older manufacturing equipment and to support our facilities.

Our depreciation in 2011 was approximately $12 million, so we had approximately $10 million of capital expenditures in excess of depreciation. This $10 million in excess of depreciation seems like a lot, but in fact represented only a 7% increase in our gross plant, property and equipment, and less than 3% of sales. And it helped us achieve a 23% increase in unit production.

We remain committed to implementing lean business practices throughout our organization, which should continue to help us leverage our capital spending in the future. We expect to invest approximately $20 million for capital expenditures during 2012.

In 2011, we returned $10 million to our shareholders by the payment of $8 million in dividends and the repurchase of 133,000 shares of our common stock at an average price of $14.94 per share, for a total payment of $2 million.

Yesterday, we announced a dividend of $0.212 per share for the fourth quarter for shareholders of record as of March 9, 2012, payable on March 23, 2012. This dividend necessarily varies every quarter because the Company pays a percent of earnings rather than a fixed amount per share. Effective with this dividend, the Company has increased the percent of quarterly earnings paid out as dividends by 67%. We are comfortable that even with the increased dividend rate, we will continue to generate cash in excess of our immediate operational needs for working capital and capital expenditures.

Those are the highlights for the year, and now I would like to respond to your questions about 2011. Operator, may we please have the first question?

 QUESTION AND ANSWER

Operator

(Operator Instructions) Scott Hamann, KeyBanc Capital Markets.

Scott Hamann  - KeyBanc Capital Markets - Analyst

Good morning, guys. Just a couple questions on capacity. Mike, just how are you thinking about utilization right now as you are planning for 2012? And of the $20 million of CapEx, how much of that is going towards capacity versus new products for 2012?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Generally in our factories right now, we are running our machining centers around the clock, with just a little bit of downtime each day for some maintenance. And generally speaking, our assembly cells operate on one shift. Of course, the CapEx goes to the machining centers, so if we want to grow anymore, I need more machining centers. There is a limit to how much you can turn the rheostat and speed them up.

As far as the $20 million we are planning for 2012, it would be exactly the same pattern as this year. I think if you planned on a good two thirds of that being dedicated to new products, you would be on target. Now, when I say two thirds is dedicated to new products, it is not just tooling and molds. It is machining centers so that we can actually provide capacity for them, because in most cases, I don't have any idle capacity sitting around I can dedicate to a new product. If I want to introduce a new product, I've got to buy machines for it.

Scott Hamann  - KeyBanc Capital Markets - Analyst

Okay, fair enough. And then just a follow-up on the hunting category. Just kind of what you saw with the warmer weather and how that might have impacted some of your segments.

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

I do my best to never mention weather as an excuse one way or the other, but I think hunting was okay this past fall. We kept expecting to see our Hawkeye category bolt-action rifles to slow down, and it never did. We actually were building more at the end of the year than we were at the beginning of the year, and certainly more than we had planned.

And we just launched the new Ruger American Rifle, which is getting rave reviews, and I think we will sell quite a few of those in the coming year.

Scott Hamann  - KeyBanc Capital Markets - Analyst

All right. Thanks a lot, guys.

Operator

Bret Jordan, Avondale Partners.

Bret Jordan  - Avondale Partners - Analyst

Good morning. I guess if you were to look at the relative level of retail inventory, you said orders were up in January. Is the level of Ruger product on the shelf higher today than it was prior year?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Bret, I don't think so. I think the retailers -- based on the anecdotal feedback we get from our field people, the retailers are having an extraordinary sell-through season right now. Many of them told us that December was much better than they expected and January was, too, and February hasn't slowed down any.

Bret Jordan  - Avondale Partners - Analyst

Okay, great. And I guess if you look at your backlog and any capacity constraints, do you have a feeling for how long it would take to produce what you've got on the order books right now?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

It depends significantly by product line. The most challenging one is catching up with the SR1911. I don't know the exact number, but I am sure it is in excess of one year's production capacity, even though we just doubled production capacity. So that one is a challenge.

But most other products, we discourage the distributors from placing more orders than we think we can manage, because it doesn't really accomplish anything. It ties up their open-to-buy and just looks kind of silly. So we try to encourage them to put realistic orders in, to put them in frequently, as they sell through the products they receive from us, to place new orders. That is a much better system than the old days, when they would place one huge order for the whole year and two weeks later it wasn't accurate.

Bret Jordan  - Avondale Partners - Analyst

Okay. And as far as thoughts on use of cash as that is accumulating, anything out there? It sounds like M&A's valuations are pretty unrealistic. Any thoughts on what you're going to do with the cash?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

We are continuing to look for a good company to invest in. We haven't found anything big that was affordable and able and willing. So we have done some very minor investments and looked at them. We invested $1 million, roughly, in a pepper spray company, who then converted their sales from their brand over to the Ruger brand.

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

And Ruger-branded pepper spray products now represent more than 95% of their sales. So that was a good move for both parties, and we hope to see that company thrive in the future.

And we have at least one more of those little, tiny sort of venture-capital kind of deals we are looking at. But right now, the big ones are eluding us. We would love to do it, but have not been able to find one that worked out for all parties.

Bret Jordan  - Avondale Partners - Analyst

Okay. And one last question. I guess retail pricing, it sounds like one of the major chain retailers is talking about taking prices up. They did last year, and they are continuing to do that this year. Are you seeing any price inflation on a sort of comparable SKU basis in 2012? Any room to take prices up across the board?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

No, not really. I'm not seeing that.

Bret Jordan  - Avondale Partners - Analyst

Okay. All right, thanks.

Operator

(Operator Instructions) Brian Rafn, Morgan Dempsey Capital.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Good morning, Mike. Can you give us a little update? You talked a little bit about some of these mini-foundries that you guys are going to put on the factory floor. Any further development of that in the fourth quarter?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

We've got -- the first unit is running at full capacity on first shift and not quite full capacity on second shift, as we continue to train the second-shift operators. And it is has been a success on many levels. One we are particularly pleased with is that the quality of the castings coming out of it are better and have less porosity, and so therefore, we have less scrap after machining. And then the cost per unit coming out of it has also been -- is lower than the full-up foundry, and we are very pleased with that.

So now we are facing the challenge of how do you convert to a series of mini-mills, because we might have to add three or four mini-mills before we can turn off the big mill. And so you are going to have a period of time in between when you've got sort of too much capacity, but not enough mini-mill capacity to turn off the big one. So we are doing that analysis. I'm sure we will head down that path. But I don't have the numbers yet to completely evaluate that and launch it.

So we have not launched our second mini-mill yet, although I expect during the year that we will head down that path.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay, fair enough. Given the blowout unit volumes you guys have been producing, both orders and production, you talked in the last couple years about attempting to build a little safety stock. Is that safety stock idea kind of off the table for now, or is that something you might want to do in 2012?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

We are going to try to do it again this year, but we haven't been successful.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay, give me a sense -- as you guys have done a fairly remarkable job versus some of the legacy experience in actually launching new, distinct products -- new frames, not just a different caliber -- are you seeing any acceleration in your cycle times between engineering drawings, prototyping and actually building production? Are you compressing that at all, or is gun design today still about the same 18-, 24-, 36-month program that it was, say, five or six years ago at Ruger?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

No, we've improved, for sure. It still takes longer than the engineers think it will take. But two of our recent products launches, the SR22 pistol and the Ruger American Rifle, both represent very significant acceleration of the full process. They came in slower than the guidance said they would, but much faster than we've done in the past. The process is starting to gel, the guys are getting comfortable with it, and things are moving better.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay. Can you comment on what you have shaved in cycle time? Have you -- is it years to months, or are you down -- is it 20% faster? Can you put any metric on it?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

The Ruger American Rifle, from concept start, when we first locked the engineers in a room and threw the key away, to when we shipped the first product was, I think, just under 12 months.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay, okay, okay. If you can comment, I am curious -- when you look at all of your forward gun designs, how many pipeline designs might be in your pipeline? Do you have 10 new concepts for every production that actually makes it to design and production, or how big is that funnel?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

I prefer not to give that kind of blatant forward-looking statement. Let's just say that I am still seeking to hire more engineers because I can't staff all the good ideas we have.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay. That's fair enough. Maybe along those lines, Mike, what do you expect headcount to add in 2012?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

I don't have a good answer for that. We have -- we basically have gone -- five years ago, I think our sales of firearms were about $140 million. And we just did about $330 million. And our gross headcount, including all the permanent staff that we report on the 10-K, plus the temporaries that don't get reported on the 10-K, like full-time equivalents, I think we have gone up less than 20% in staff over those five years, while more than doubling sales.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay, good. And then anything, Mike, on the military or police side?

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

I think we are continuing to get a lot of the discretionary spend on backup weapons. And we are not even trying very hard to get the primary purchase, because remember, those are pretty much zero-margin or negative-margin deals.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay. And then any incremental comments on what you might add in shotguns in 2012?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Stay tuned.

Brian Rafn  - Morgan Dempsey Capital - Analyst

All right. Thanks, Mike.

Operator

(Operator Instructions) [Joe Rammon, Wells West.]

Joe Rammon  - Wells West - Analyst

Congratulations on a very good quarter. Just a question on margins. Maybe just help us understand. Were there maybe any headwinds or seasonality to gross margins in Q4 specifically that would have prevented those Q2/Q3 type margins, given the $92 million-ish so in revenues?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

The answer to that one ties into understanding what the sales cycle is in this business. And the way the sales cycle works is that the wholesalers generally try to bring in a lot of inventory into their warehouse late in the year. The one exception being Texas wholesalers, who prefer to get it on January 2, so they don't pay the inventory tax.

Then the wholesalers try to spend the months of January and February locking up all the open-to-buy that the retailers have with the start of their new fiscal year. Some of them do it strictly by telephone sales, and some of them do it through these big business conferences, where they will fly in 1000 or more retailers and wine them and dine them and get them to place orders for the year.

And so a huge amount of orders are written during these two months at the distributor level, at the buying group level, from retailers to whoever they are buying from. And usually, that is characterized by promotions. Like, even our new Ruger American Rifle, we offered a promotion during this period that was buy 10, get one free. And I have to expense that 11th gun as a promotional expense. And if I don't ship that gun until January, I'll go ahead and expense it in January. And that was actually what happened with the Ruger American Rifle.

But, for example, the SR22 pistol, which also had a similar -- I forget the details on that particular promotion -- but it also had a similar promotion in the January/February time period -- I had actually shipped a lot of those to the wholesalers in December. So because they were in the wholesalers' December inventory for a promotion that was going to happen in the spring, I had to expense the promotional goods in December. And what happens is you have -- seasonally, you have this huge promotional expense that if I'm successful at building inventory and getting it out to the wholesalers, I incur that expense in December, even though the promotions aren't until January/February. That is just how the accounting rules work.

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

So yes, there is some seasonality. It has nothing to do with the mix of product seasonally. It has -- or anything like that. It has strictly to do with understanding the sales cycle in the industry, when the promotions occur. Most of our promotions for the entire year, frankly, occur in January and February. But a lot of that gets expensed in December, because the inventory is already out there at the wholesaler.

Joe Rammon  - Wells West - Analyst

So if you sustain this level of sales, let's say, through the year, is it fair to expect then that as we get past that sort of seasonal dynamic, that we can get back to those 35%, 36%-ish gross margins?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

That sounds pretty bold and pretty forward-looking. I'm not willing to go that far. But absent the promotional expenses that do typically incur in December, even the fourth quarter would have had better margins.

Joe Rammon  - Wells West - Analyst

So maybe my last question on this then is what do you think the impact to -- best guess what the impact to margins in Q4 was of those promotions. Are we talking like 100 basis points? Are we talking 300 basis points? Are we talking like 20 basis points?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

I don't know offhand.

Joe Rammon  - Wells West - Analyst

Okay. Thank you.

Operator

Bret Jordan, Avondale Partners.

Bret Jordan  - Avondale Partners - Analyst

On the promotional environment and the buy 10, get one, is that less promotional than it was in the prior year, given strong dealer and retail demand? Was it buy eight and get one previously, or is there any shift in that environment?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

No, there hasn't been any change. Our promotions this year are almost identical to the ones we had last year, because we got tremendous feedback from the retailers that they liked it, and it was adequate. So we go ahead and do it. And it gives them a reason to bring in a bunch of inventory, which of course, then once their shelves have a lot of Ruger on it, they go out of their way to sell that Ruger. So it is good for the whole channel.

Bret Jordan  - Avondale Partners - Analyst

Okay. And on ASPs, I guess we look at the product launches this year, the SR22 and the American Rifle. Do you have a feeling what the ASP shipped has been new product year-over-year? Scout and 1911 were higher price points last year. Is there sort of a percentage to think about in the downtick on ASP?

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

I think you've answered it yourself. Last year, those guns were higher-priced, but lower volume than the ones we are launching this year. So the combination of probably significantly higher volume in these two major new launches we just did and a lower average sell price per unit is going to bring the whole average down somewhat.

Bret Jordan  - Avondale Partners - Analyst

Okay, but the margin pickup on the utilization is higher, so there is not a meaningful margin impact to operating margin?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

I think one of the biggest reasons you see our margins climbing over the last five years has been all our new products. There is definitely some leveraging of fixed overhead expenses. But by and large, the driving factor has really been the products we are designing are being designed for manufacturability as well as for what the customer wants, and so they are just higher-margin products right out of the bag.

Bret Jordan  - Avondale Partners - Analyst

Okay. And then a last question. On the shotgun category, you said hunting relative to the bolt-action has been sustained stronger than you thought. How is the shotgun category looking from a consumer standpoint?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Well, we really don't know, because we are not selling any shotguns these days. But anecdotally, it is still fairly slow.

Bret Jordan  - Avondale Partners - Analyst

Okay. And you are shelving Red Label until you come up with something else?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Correct.

Bret Jordan  - Avondale Partners - Analyst

Okay. Thank you.

Operator

Brian Rafn, Morgan Dempsey Capital.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Mike, are you seeing any commodity inflation -- metals, resins, plastics, anything that you are seeing 2012 to 2011?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

Yes. We use kind of specialty steels that we typically buy direct from the mill. And that has two drawbacks. One, we have to buy it in large bulk quantities. And then the second drawback we are seeing is that the lead times are being stretched quite a bit, and then there are some surcharges they are adding to them. So we are seeing some inflation on steel.

Brian Rafn  - Morgan Dempsey Capital - Analyst

What are you seeing in the extension of lead times?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Typically, they are quoting more than one year.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

That makes it a little challenging if -- for example, if suddenly the market went up a lot, and I actually had the machining capacity to take advantage of it, then I could have challenges getting the metal.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay. If you look at Prescott and Newport, you are -- since 2006 or so, your conversion from batch processing to more of a single-piece-flow cellular layout, would you say that you would be, across all product lines, pretty much 100% finished with that or is that still in process?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

No, I think last time you all asked, I told you we are about 3%. We might be at 4% or 5% now.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay. And then as you launch new products, is there any consumer price elasticity? In other words, if you see some of these, like the LCP or the LCR, a smaller dollar amount at retail per gun versus, say, something like the SR-556, are you seeing rapid volumes with the cheaper dollar retail guns versus the high end? Or like the Scout Rifle or the American Rifle or the SR-556, are you still seeing good unit volumes at those higher-price-point guns?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

New and innovative trumps price. But that aside, there is a real pyramid, and the lower price point has a much wider base than a higher price point, just as you would expect.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay, okay, okay. Then you guys have been pretty innovative with doing a lot of different add-ons. Certainly, I think you guys call LaserMax, the laser scope you've got on the SR-556. You can get, I think, a 762 upper receiver. Are you seeing more -- maybe grips going forward, are you seeing more add-on potential parts for your gun designs that people can buy into in the product development going forward? Should we expect more of that?

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

No, I don't think so. We are primarily focused on bringing out new platform product to firearms, and we have not devoted a lot of resources to the accessories side. I am sure it is a good market, but we are just constrained by the amount of staff we can recruit and put to work.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay. Let me ask you on -- you answered an M&A question sometime back. You talked about some type of a transaction that would be a needle-mover. At some point, if you can't find either price or the right mix, would you look at some of those other smaller-niche, be it holsters or scopes or grips or something like that?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

All along, we've been chatting with those folks, too. Most of them look at the last outrageous multiple that a PE firm paid and think that applies to them.

Brian Rafn  - Morgan Dempsey Capital - Analyst

Okay, all right. Fair enough. Thanks, Mike.

Operator

Bret Jordan, Avondale Partners.

Bret Jordan  - Avondale Partners - Analyst

One last question. On the election-year cycle, are you seeing increased demand at the dealer level for the 556 product? Are we seeing sort of a surge in modern sporting tactical rifles again this year, or is it sort of normalized volume there?

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

The answer is a little complicated. We haven't seen a dramatic surge of any kind in our 556, which is at the high end. It is piston-operated and it has all the bells and whistles on it. So generally, only a sophisticated buyer of a modern sporting rifle would understand the value in it.

And that group is out there. I think that group hasn't grown in size, so our sales demand is pretty steady on that product. But we hear anecdotally that the very low price point, the entry-level gas-operated modern sporting rifle, is growing very rapidly.

Bret Jordan  - Avondale Partners - Analyst

Okay, great. Thank you.

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

We don't participate in that segment. Just keep that in mind.

Bret Jordan  - Avondale Partners - Analyst

Yes.

FEBRUARY 23, 2012 / 02:00PM GMT, RGR - Q4 2011 Sturm Ruger Earnings Conference Call

Operator

There are no further questions. At this time, I would like to turn the call over to Mr. Fifer for closing remarks.

Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

Gentlemen, thanks for joining us this morning, and I look forward to seeing you at our annual meeting, which this year will be held in Newport, New Hampshire. And if you have any interest in participating in an Analyst Day in the factory, please contact our CFO, Tom Dineen, and for qualified investors and analysts, we will go ahead and issue you an invitation to come in the day before the annual meeting and do an extensive walkaround through the plant, so you can get a better feel of our lean progress.

And what we will probably do is a year from now, we will do the same thing at the annual meeting in Arizona, so you can see that factory. And if it works out, then we will just do each plant every other year, so you can follow the progress. Thank you, everyone. Have a good day.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.